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                                   EXHIBIT 99
                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Audit Committee
Corus Bankshares, Inc.

We have reviewed the accompanying consolidated balance sheet of Corus Bankshares, Inc. as of March 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States.

                                                          /s/ Ernst & Young LLP

May 6, 2004
Chicago, Illinois

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